Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170981

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED DECEMBER 6, 2010)

$425,000,000

Bio-Rad Laboratories, Inc.

    % Senior Notes due 2020

We are offering $425,000,000 aggregate principal amount of our     % Senior Notes due 2020. We will pay interest on the notes semiannually in arrears on              and              of each year. The first such interest payment will be made on                     , 2011. The notes will mature on             , 2020. The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured, unsubordinated indebtedness. We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. In the event of a change of control triggering event, as defined in this prospectus supplement, the holders may require us to repurchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-8 in this prospectus supplement.

	Public Offering Price (1)		Underwriters’ Discounts and Commissions (2)		Proceeds to Us Before Expenses (1)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from December , 2010.
(2)	The underwriters have agreed to reimburse us for certain expenses in connection with the offering. See “Underwriting” in this prospectus supplement.

The public offering price set forth above does not include accrued interest, if any. Interest will accrue from December     , 2010 if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, will be made on or about December     , 2010.

Joint Book-Running Managers

Credit Suisse	Goldman, Sachs & Co.

The date of this prospectus supplement is December    , 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if applicable, any free writing prospectuses we may provide you in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and, if applicable, any free writing prospectuses we may provide you in connection with this offering is accurate on any date subsequent to the respective dates of those documents or the date of incorporation by reference, as applicable, even though this prospectus supplement and the accompanying prospectus are delivered or securities are sold on a later date. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Available Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we”, “us”, “our” or the “Company” mean Bio-Rad Laboratories, Inc. and its subsidiaries, except in the sections “Description of Notes” and “Prospectus Supplement Summary—The Offering” and where it is clear that such terms mean only Bio-Rad Laboratories, Inc.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

Our Company

We are a multinational manufacturer and worldwide distributor of life science research and clinical diagnostics products and services. Our business is organized into two primary segments, Life Science and Clinical Diagnostics, with the mission to provide customers with specialized tools needed for biological research and clinical diagnostics.

We believe we are the market leader in many of the product areas in which we compete, selling more than 8,000 products and services to a diverse client base comprised of scientific research, healthcare, industry, education and government customers worldwide. We manufacture for and supply our customers with a range of reagents, apparatus and equipment to separate complex chemical and biological materials and to identify, analyze and purify components. Because our customers rely on consistency for their experiments and test results, we believe that more than 70% of our revenue is considered recurring.

We continue to build upon our worldwide reputation for quality, innovative products and well-recognized brand names within our industry. Our reach is global, as we currently provide products and services to more than 85,000 customers in 130 countries worldwide. For the year ended December 31, 2009 and for the nine-month period ended September 30, 2010, we had net sales of $1.8 billion and $1.4 billion, respectively, and net income attributable to Bio-Rad of $144.6 million and $117.6 million, respectively.

Our Life Science segment and our Clinical Diagnostics segment generated 35% and 64%, respectively, of our net sales for the year ended December 31, 2009. We generated approximately 32% of our consolidated net sales for the year ended December 31, 2009 from U.S. sales and approximately 68% from sales in our remaining worldwide markets.

Our founders, David and Alice Schwartz, are still actively involved in the Company and have provided continuity of leadership and control since the Company was founded in 1952 and incorporated in 1957. Collectively, as of February 16, 2010, the Schwartz family owns approximately 16% of our Class A Common Stock and 90% of our Class B Common Stock.

Life Science Segment

Our Life Science segment is at the forefront of discovery, creating advanced tools for biological exploration, biopharmaceutical production (the production of new medicines) and food diagnostic testing. We are a market leader in the life sciences market, developing, manufacturing and marketing a complete range of more than 5,000 life science reagents, apparatus and laboratory instruments, many of which are used in established research techniques, biopharmaceutical production processes and food testing regimes. These techniques are typically used to separate, purify and identify biological materials such as proteins, nucleic acids and bacteria within a laboratory or production setting. We focus on selected segments of the life sciences market in proteomics (the study of proteins), genomics (the study of genes), biopharmaceutical production, cell biology and food safety. We estimate that in 2009, the worldwide market for products in these selected segments was approximately $5.0 billion.

We are a leading player in many of the life science markets that we serve. We believe we rank first in market share in electrophoresis and imaging products. We believe we are a leader in the total market for multi-plex immunoassay instruments and assays. In the area of amplification instrumentation we believe we are a strong player in the combined market for thermocyclers and quantitative thermocyclers. In the gene transfer instrumentation market, we have the leading market position based on exclusive rights we possess with respect to key intellectual property. We believe we are one of the leading companies supplying ultra fast food diagnostics systems based on quantitative PCR technology.

Our principal life science customers include universities and medical schools, industrial research organizations, government agencies, pharmaceutical manufacturers, biotechnology researchers and food testing laboratories.

Clinical Diagnostics Segment

Our Clinical Diagnostics segment designs, manufactures, sells and supports test systems, informatics systems, test kits and specialized quality controls that serve clinical laboratories in the global diagnostics market.

We supply more than 3,000 different products that cover more than 300 clinical diagnostic tests to the in vitro diagnostics (“IVD”) test market. We estimate that in 2009, the worldwide sales for products in the markets we serve were approximately $10.0 billion. IVD tests are conducted outside the human body and are used to identify and measure substances in a patient’s tissue, blood or urine. Our products consist of reagents, instruments and software, typically provided to our customers as an integrated package to allow them to generate reproducible test results. Revenue in this business is highly recurring, as laboratories typically standardize test methodologies, which are dependent on a particular supplier’s reagents and consumable products. An installed base of diagnostic test systems creates an ongoing source of revenue through the sale of test kits for each sample analyzed on an installed system.

Our products currently address specific niches within the IVD test market, and we focus on the higher margin, higher growth segments of this market. We are a significant player in multiple specialty diagnostics segments, and we believe that we have leading market positions in certain areas of the diagnostics market, including autoimmune disease testing, quality control products, blood virus detection, blood typing and long-term diabetes monitoring performed in laboratories.

Our principal clinical diagnostic customers include hospital laboratories, reference laboratories, transfusion laboratories and physician office laboratories.

Our Competitive Strengths

We believe we maintain the following competitive strengths:

•

Leading Market Positions. Our well-recognized name, brands and reputation for quality and reliability have allowed us to gain what we believe are leading market positions across many of our primary product segments. Our Life Science segment is a leading supplier of high-quality reagents, apparatus and instruments used for electrophoresis, chromatography, protein expression analysis, gene expression analysis, as well as food pathogen diagnostic kits. Our Clinical Diagnostics segment is a world leader in the supply of diagnostics for autoimmune disease and quality control. We are also a leading supplier in the areas of HIV diagnostics, diabetes monitoring and blood typing.

•

Largely Recurring Revenue Base. Historically, we have generated significant recurring revenue through (1) the supply of reagents and other consumables to our life science and clinical diagnostics customers; (2) our leading position in providing quality control systems; and (3) our focus on establishing long-term customer relationships. We believe that more than 70% of our revenues are considered recurring, stemming primarily from sales of reagents and other consumables.

•

Diversified Global Customer and Product Base. Our worldwide customer base includes (1) prominent university and research institutions affiliated with more than 100,000 scientists in the U.S. alone; (2) hospital, public health and commercial laboratories; (3) other leading diagnostic manufacturers; and (4) leading companies in the biotechnology, pharmaceutical, chemical and food industries. In 2009, no single customer accounted for more than 2% of our total net sales.

•

Extensive Worldwide Direct Sales Force and Service Organization. We conduct our worldwide operations through an extensive direct sales force and service network, employing more than 1,000 sales and service people around the world. Our sales force typically consists of experienced industry practitioners with scientific training, and we maintain a separate specialist sales force for each of our segments. Our direct sales approach contrasts with the distributor approach used by some of our competitors, allowing us to sell a broader range of our products and have more direct contact with our customers.

•

Long and Successful History of Commercialization. We have a long and successful history of introducing new products developed by our own research programs, and by individuals and entities with a desire to commercialize their research and know-how. We rely on continuous innovation to develop new products and to keep our extensive product lines competitive. We conduct extensive product research and development activities and employ approximately 780 personnel worldwide in these activities. We spent $163.6 million on research and development activities in 2009.

•

Growth Opportunities. We believe the stable historic growth in research and development expenditures by our core customer base will continue, providing us the opportunity to grow our business. Within our Life Science Group, we believe we are well suited to take advantage of the trend of validating gene and protein expression pathways associated with specific cellular functions or disease. As more of the promising drugs moving from clinical trials into production are based on monoclonal antibodies, our process chromatography is well positioned with a unique product that yields highly pure and active products at very large scales. We believe the food diagnostic business is set to take advantage of the lessening tolerance for food borne illness. In addition, within our Clinical Diagnostics segment, we are focused on high-growth areas such as quality control systems, informatics and genetic disorders. We are among the leaders in infectious disease testing and diabetes monitoring and we anticipate that we will benefit from further growth in these segments.

•

Highly Experienced Management Team. One of our key strengths is the depth and experience of our management team. Our founders, David and Alice Schwartz, are still actively involved in the Company and have provided continued leadership for over fifty years. Our officers have extensive industry expertise and average over 15 years of experience with the Company. Members of our management team have gained extensive international exposure by managing our overseas operations and those of other companies.

Our Business Strategy

Our objective is to continue to grow profitably through the research, development, sales and distribution of commercially useful and innovative products. We intend to continue to sell a diverse product line based on a broad range of technologies and to distribute these products globally. To achieve our objectives, we will:

•

Leverage Our Expertise, Brand Recognition and High-Quality Reputation to Strengthen Our Leading Positions. Through our technical expertise and long history serving our markets, we have established recognized brand names and a reputation for high quality, reliable products and services. We believe that this combination provides us the opportunity to strengthen our leading positions in existing markets and to selectively enter related niche markets where we believe we can obtain a leading market position.

•

Emphasize Recurring Revenues from Sales of Our Consumables. We intend to continue to pursue our strategy of emphasizing recurring revenues. We intend to accomplish this by (1) marketing and selling instruments that include a strong consumable use component and (2) supplying consumable reagents under agreements and subscription or modular software products.

•

Introduce New Products, Product Enhancements and Applications. Our research and development program, consisting of approximately 780 personnel, is focused on the commercialization of new life science research and diagnostic techniques, especially in the high-growth fields of proteomics, genomics and specialty diagnostics. In addition to our own research and development, we benefit from our relationships with our customers, such as universities, who provide us with access to a variety of opportunities to commercialize their scientific research.

•

Pursue Tactical Acquisitions. We have pursued tactical acquisitions which have allowed us to expand our product lines on a cost-effective basis. We typically target niche companies with proven technology and established brand names that are complementary to our existing product portfolio in order to fill in or expand product offerings in markets in which we have already established ourselves as a market leader, or to enter related markets in which we believe we could be a market leader. We are evaluating a number of acquisitions on a preliminary basis, but it is not certain that any of these transactions will advance beyond the preliminary stages or be completed. In addition, we continue to examine our existing businesses with a view to optimizing our growth and profitability objectives, and as a result, we may divest certain non-strategic assets.

•

Maximize Our Operating Efficiencies. We are constantly evaluating ways to increase our operating efficiencies by reviewing and improving our manufacturing, distribution and administrative processes. In addition, the natural interplay between life science research and commercialization of clinical diagnostics test systems, combined with the proximity in which our scientists in both these segments work, provide us with additional operating efficiencies and business opportunities.

Risk Factors

An investment in the notes involves various material risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-8 of this prospectus supplement, including, without limitation, the risk factors entitled “The ongoing investigation by our Audit Committee and by government agencies of possible violations by us of the United States Foreign Corrupt Practices Act and similar laws could have a material adverse effect on our business,” “We have identified three significant deficiencies in our internal control over financial reporting as of September 30, 2010 that, when considered and taken together, constitute a material weakness in our internal control over financial reporting as of September 30, 2010. Our failure to establish and maintain effective internal control over financial reporting could result in our failure to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which in turn could cause the trading price of our common stock to decline,” and “Adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets could adversely affect our operating results, financial condition or liquidity.”

Our principal executive offices are located at 1000 Alfred Nobel Drive, Hercules, California 94547. Our telephone number is (510) 724-7000.

The Offering

Issuer	Bio-Rad Laboratories, Inc.

Securities Offered	$425,000,000 aggregate principal amount of % senior notes due 2020 (the “notes”).

Maturity Date	, 2020.

Interest Rate	% per year, accruing from December , 2010.

Interest Payment Dates	and of each year, beginning on , 2011.

Ranking	The notes will rank:

•	equal in right of payment to all of our other existing and future unsecured, unsubordinated indebtedness;

•

senior in right of payment to all of our existing and future subordinated indebtedness, including our 7.50% senior subordinated notes due 2013, our 6.125% senior subordinated notes due 2014 and our 8.00% senior subordinated notes due 2016; and

•

effectively subordinated in right of payment to all of our subsidiaries’ existing and future indebtedness and other obligations (including secured and unsecured obligations) and subordinated in right of payment to our existing and future secured indebtedness and other obligations, including any indebtedness incurred under our credit facility (as described in “Description of Certain Other Indebtedness”), to the extent of the value of the assets securing such indebtedness and other obligations.

As of September 30, 2010, we and our subsidiaries had approximately $742.7 million in aggregate principal amount of indebtedness outstanding, $720.5 million of which was senior subordinated indebtedness and $12.2 million of which was secured indebtedness, and our subsidiaries had approximately $10.0 million in aggregate principal amount of indebtedness outstanding.

Change of Control Triggering Event	In the event of a Change of Control Triggering Event, as defined in this prospectus supplement, the holders may require us to repurchase for cash all or a portion of their notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of the repurchase. See “Description of Notes—Repurchase Upon a Change of Control Triggering Event.”

Optional Redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”

Covenants	The notes and related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes—Certain Covenants.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ after deducting estimated underwriting discounts and commissions and estimated transaction expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to redeem all $225.0 million of our outstanding 7.50% Senior Subordinated Notes due 2013 and all $200.0 million of our outstanding 6.125% Senior Subordinated Notes due 2014. See “Use of Proceeds.”

Form and Denomination	We will issue the notes in the form of one or more fully registered global notes registered in the name of The Depository Trust Company or its nominee. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Trading	The notes are not and are not expected to be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Further Issuances	We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any additional debt securities having such similar terms, together with the notes, could be considered part of the same series of notes under the indenture.

Trustee, Registrar and Paying Agent	Wilmington Trust FSB

Governing Law	The notes and the related indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	An investment in the notes involves various material risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-8 of this prospectus supplement.

RISK FACTORS

An investment in the notes involves various material risks. You should carefully consider the following risks before making your investment decision.

Risks Related to the Company

The ongoing investigation by our Audit Committee and by government agencies of possible violations by us of the United States Foreign Corrupt Practices Act and similar laws could have a material adverse effect on our business.

Based on an internal review, we have identified conduct in certain of our overseas operations that may have violated the anti-bribery provisions of the United States Foreign Corrupt Practices Act (FCPA) and is likely to have violated the FCPA’s books and records and internal controls provisions and our own internal policies. In May 2010, we voluntarily disclosed these matters to the U.S. Department of Justice (DOJ) and the Securities and Exchange Commission (SEC). The Audit Committee of our Board of Directors (Audit Committee) has assumed direct responsibility for reviewing these matters and has hired experienced independent counsel to conduct an investigation and provide legal advice. We have provided, and intend to continue to provide, additional information to the DOJ and the SEC as the Audit Committee’s investigation progresses.

The Audit Committee’s investigation is continuing and we are presently unable to predict the duration, scope or results of the Audit Committee’s investigation, of any investigations by the DOJ or the SEC or whether either agency will commence any legal actions. The DOJ and the SEC have a broad range of civil and criminal sanctions under the FCPA and other laws and regulations including, but not limited to, injunctive relief, disgorgement, fines, penalties, modifications to business practices including the termination or modification of existing business relationships, the imposition of compliance programs and the retention of a monitor to oversee compliance with the FCPA. The imposition of any of these sanctions or remedial measures could have a material adverse effect on our business, including our results of operations, cash balance and credit ratings. We have not to date assessed whether any of the activities in question violated the laws of the foreign jurisdictions in which they took place.

We have identified three significant deficiencies in our internal control over financial reporting as of September 30, 2010 that, when considered and taken together, constitute a material weakness in our internal control over financial reporting as of September 30, 2010. Our failure to establish and maintain effective internal control over financial reporting could result in our failure to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which in turn could cause the trading price of our common stock to decline.

In connection with our Audit Committee’s investigation of our compliance with the FCPA discussed above and internal control assessment by management and our internal audit group during our fiscal quarter ended September 30, 2010, we identified three significant deficiencies in our internal control over financial reporting as of September 30, 2010 that, when considered and taken together, constitute a material weakness in our internal control over financial reporting as of September 30, 2010. A significant deficiency is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The three significant deficiencies that we identified are the result of: (i) a number of entity-level control deficiencies, including our lack of a comprehensive FCPA policy and training program; our lack of a formal, effective disclosure committee to facilitate our compliance with Section 302 of the Sarbanes-Oxley Act of 2002; inadequate policies regarding enterprise-wide risk assessment and management related to doing business in high-

risk, emerging markets; our failure to perform background checks on certain parties prior to entering into material contracts with such parties; our lack of compliance with our existing Code of Business Ethics and Conduct in certain countries; and ineffective disclosure of significant exceptions to compliance with company policies through our quarterly management sub-certification process; (ii) a number of control deficiencies related to our expenditure processes at certain of our international subsidiaries and (iii) a number of control deficiencies related to our revenue and accounts receivable process at certain of our international subsidiaries. For more information about these three significant deficiencies and the resulting material weakness in our internal control over financial reporting and the remediation efforts that we intend to initiate to attempt to remediate these three significant deficiencies and the resulting material weakness, please see Item 4 (“Controls and Procedures”) in Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

We cannot assure you that we will be able to remediate these significant deficiencies and the resulting material weakness or that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement new or improved internal controls, or any difficulties that we may encounter in their maintenance or implementation, could result in additional significant deficiencies or material weaknesses, result in material misstatements in our financial statements and cause us to fail to meet our reporting obligations, which in turn could cause the trading price of our common stock to decline. Any such failure could also adversely affect the results of our periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets could adversely affect our operating results, financial condition or liquidity.

Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions, slower growth and recession in most major economies during 2009. Although signs of recovery may exist, there are continued concerns about the systemic impact of inflation, the availability and cost of credit, a declining real estate market and geopolitical issues that contribute to increased market volatility and uncertain expectations for the global economy. These conditions, combined with declining business activity levels and consumer confidence, increased unemployment and volatile oil prices, contributed to unprecedented levels of volatility in the capital markets during 2009. Any additional, continued or recurring disruptions in the capital and credit markets may adversely affect our business, results of operations, cash flows and financial condition.

As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers alike. Our customers and vendors may experience cash flow concerns and, as a result, customers may modify, delay or cancel plans to purchase our products and vendors may increase their prices, reduce their output or change terms of sales. Additionally, if customers’ or vendors’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, customers may not be able to pay, or may delay payment of, amounts owed to us.

Vendors may restrict credit or impose less favorable payment terms. Any inability of current and/or potential customers to pay us for our products or any demands by vendors for accelerated payment terms may adversely affect our earnings and cash flow. Additionally, strengthening of the U.S. dollar associated with the global financial crisis may adversely affect the results of our international operations when those results are translated into U.S. dollars.

Furthermore, the disruption in the credit markets could impede our access to capital, especially if we are unable to maintain our current credit ratings. Should we have limited access to additional financing sources when needed, we may decide to defer capital expenditures or seek other higher cost sources of liquidity, which may or may not be available to us on acceptable terms. Continued turbulence in the U.S. and international markets and economies, and prolonged declines in business and consumer spending may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers, including our ability to refinance maturing liabilities and access the capital markets to meet liquidity needs.

We cannot assure you that we will be able to integrate acquired companies, products or technologies into our company successfully, or we may not be able to realize the anticipated benefits from the acquisitions.

As part of our overall business strategy, we pursue acquisitions of and investments in complementary companies, products and technologies. In order to be successful in these activities, we must, among other things:

•	assimilate the operations and personnel of acquired companies;

•	retain acquired business customers;

•	minimize potential disruption to our ongoing business;

•	retain key technical and management personnel;

•	integrate acquired companies into our strategic and financial plans;

•	accurately assess the value of target companies, products and technologies;

•	comply with new regulatory requirements;

•	harmonize standards, controls, procedures and policies;

•	minimize the impact to our relationships with our employees and customers; and

•	assess, document and remediate any deficiencies in disclosure controls and procedures and internal controls over financial reporting.

The benefits of any acquisition may prove to be less than anticipated and may not outweigh the costs reported in our financial statements. Completing any potential future acquisition could cause significant diversion of our management’s time and resources. If we acquire new companies, products or technologies, we may be required to assume contingent liabilities or record impairment charges for goodwill and other intangible assets over time. We cannot assure you that we will successfully overcome these risks or any other problems we encounter in connection with any acquisitions, and any such acquisitions could adversely affect our business, financial position or operating results.

The industries and market segments in which we operate are highly competitive, and we may not be able to compete effectively with larger companies with greater financial resources than we have.

The life science and clinical diagnostics markets are each highly competitive. Some of our competitors have greater financial resources than we do and are less leveraged than we are, making them better equipped to license technologies and intellectual property from third parties or to fund research and development, manufacturing and marketing efforts. Moreover, competitive and regulatory conditions in many markets in which we operate restrict our ability to fully recover, through price increases, higher costs of acquired goods and services resulting from inflation and other drivers of cost increases. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Maintaining these advantages will require us to continue to invest in research and development, sales and marketing and customer service and support. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will be successful in maintaining such advantages.

We have significant international operations which subject us to various risks such as general economic and market conditions in the countries in which we operate.

A significant portion of our sales are made outside of the United States. Our foreign subsidiaries generated 68% of our net sales in the nine months ended September 30, 2010. Our international operations are subject to risks common to foreign operations, such as general economic and market conditions in the countries in which we operate, changes in governmental regulations, political instability, import restrictions and currency exchange rate risks. We cannot assure you that shifts in currency exchange rates, especially significant strengthening of the U.S. dollar compared to the Euro, will not have a material adverse effect on our operating results and financial condition.

We are dependent on government funding and the capital spending programs of our customers, and the effect of healthcare reform on government funding and out customers’ ability to purchase our products is uncertain.

Our customers include universities, clinical diagnostics laboratories, government agencies, hospitals and pharmaceutical, biotechnology and chemical companies. The capital spending programs of these institutions and companies have a significant effect on the demand for our products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the availability of funding from grants by governments or government agencies, the spending priorities among various types of equipment and the policies regarding capital expenditures during industry downturns or recessionary periods. If government funding to our customers were to decrease, or if our customers were to decrease or reallocate their budgets in a manner adverse to us, our business, financial condition or results of operations could be materially adversely affected.

Healthcare reform and the growth of managed care organizations have been and continue to be significant factors in the clinical diagnostics market. The trend towards managed care, together with healthcare reform of the delivery system in the United States and efforts to reform in Europe, has resulted in increased pressure on healthcare providers and other participants in the healthcare industry to reduce costs. Consolidation among healthcare providers has resulted in fewer, more powerful groups, whose purchasing power gives them cost containment leverage. These competitive forces place constraints on the levels of overall pricing, and thus could have a material adverse effect on our profit margins for products we sell in clinical diagnostics markets. To the extent that the healthcare industry seeks to address the need to contain costs by limiting the number of clinical tests being performed, our results of operations could be materially and adversely affected. If these changes in the healthcare markets in the United States and Europe continue, we could be forced to alter our approach in selling, marketing, distributing and servicing our products.

Our failure to improve our product offerings and develop and introduce new products may negatively impact our business.

Our future success depends on our ability to continue to improve our product offerings and develop and introduce new product lines and extensions that integrate new technological advances. If we are unable to integrate technological advances into our product offerings or to design, develop, manufacture and market new product lines and extensions successfully and in a timely manner, our operating results will be adversely affected. We cannot assure you that our product and process development efforts will be successful or that new products we introduce will achieve market acceptance.

If we experience a disruption of our information technology systems, or if we fail to successfully implement, manage and integrate our information technology and reporting systems, it could harm our business.

Our information technology (IT) systems are an integral part of our business, and a serious disruption of our IT systems could have a material adverse effect on our business and results of operations. We depend on our IT systems to process orders, manage inventory and collect accounts receivable. Our IT systems also allow us to efficiently purchase products from our suppliers and ship products to our customers on a timely basis, maintain cost-effective operations and provide customer service. We cannot assure you that our contingency plans will allow us to operate at our current level of efficiency.

Our ability to implement our business plan in a rapidly evolving market requires effective planning, reporting and analytical processes. We expect that we will need to continue to improve and further integrate our IT systems, reporting systems and operating procedures by training and educating our employees with respect to these improvements and integrations on an ongoing basis in order to effectively run our business. If we fail to successfully manage and integrate our IT systems, reporting systems and operating procedures, it could adversely affect our business or operating results.

Risks relating to intellectual property rights may negatively impact our business.

We rely on a combination of copyright, trade secret, patent and trademark laws and third-party nondisclosure agreements to protect our intellectual property rights and products. However, we cannot assure you that our intellectual property rights will not be challenged, invalidated, circumvented or rendered unenforceable, or that meaningful protection or adequate remedies will be available to us. For instance, it may be possible for unauthorized third parties to copy our intellectual property, to reverse engineer or obtain and use information that we regard as proprietary, or to develop equivalent technologies independently. Additionally, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. If we are unable to license or otherwise access protected technology used in our products, or if we lose our rights under any existing licenses, we could be prohibited from manufacturing and marketing such products. We may find it necessary to enforce our patents or other intellectual property rights or to defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial costs to us and divert our resources. We also could incur substantial costs to redesign our products, to defend any legal action taken against us or to pay damages to an infringed party. The foregoing matters could adversely impact our business.

We are subject to substantial government regulation.

Some of our products (primarily diagnostic products), production processes and marketing are subject to federal, state, local and foreign regulation, including the FDA and its foreign counterparts. We are also subject to government regulation of the use and handling of a number of materials and controlled substances. Failure to comply with present or future regulations could result in substantial liability to us, suspension or cessation of our operations, restrictions on our ability to expand at our present locations or require us to make significant capital expenditures or incur other significant expenses.

We are currently subject to environmental regulations and enforcement proceedings.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that govern such activities as transportation of goods, emissions to air and discharges to water, as well as handling and disposal practices for solid, hazardous and medical wastes. In addition to environmental laws that regulate our operations, we are also subject to environmental laws and regulations that create liability and clean-up responsibility for spills, disposals or other releases of hazardous substances into the environment as a result of our operations or otherwise impacting real property that we own or operate. The environmental laws and regulations also subject us to claims by third parties for damages resulting from any spills, disposals or releases resulting from our operations or at any of our properties.

We may in the future incur capital and operating costs to comply with currently existing laws and regulations, and possible new statutory enactments, and these expenditures may be significant. We have incurred, and may in the future incur, fines related to environmental matters and liability for costs or damages related to spills or other releases of hazardous substances into the environment at sites where we have operated, or at off-site locations where we have sent hazardous substances for disposal. We can provide no assurance, however, that such matters or any future obligations to comply with environmental laws and regulations will not have a material impact on our operations or financial condition.

Loss of key personnel could hurt our business.

Our products and services are highly technical in nature. In general, only highly qualified and trained scientists have the necessary skills to develop and market our products and provide our services. In addition, some of our manufacturing positions are highly technical. We face intense competition for these professionals from our competitors, customers, marketing partners and other companies throughout our industry. We generally do not enter into employment agreements requiring these employees to continue in our employment for any period of time. Any failure on our part to hire, train and retain a sufficient number of qualified personnel could substantially damage our business. Additionally, if we were to lose a sufficient number of our research and development scientists and were unable to replace them or satisfy our needs for research and development through outsourcing, it could adversely affect our business.

A significant majority of our voting stock is held by the Schwartz family, which could lead to conflicts of interest.

We have two classes of voting stock, Class A Common Stock and Class B Common Stock. With a few exceptions, holders of Class A and Class B Common Stock vote as a single class. When voting as a single class, each share of Class A Common Stock is entitled to one-tenth of a vote, while each share of Class B Common Stock has one vote. In the election or removal of directors, the classes vote separately and the holders of Class A Common Stock are entitled to elect 25% of the Board of Directors, with holders of Class B Common Stock electing the remaining directors.

As of February 16, 2010, the Schwartz family collectively held approximately 16% of our Class A Common Stock and 90% of our Class B Common Stock. As a result, the Schwartz family is able to elect a majority of the directors, effect fundamental changes in our direction and control matters affecting us, including the allocation of business opportunities that may be suitable for our company. In addition, this concentration of ownership and voting power may have the effect of delaying or preventing a change in control of our company.

The Schwartz family may exercise its control over us according to interests that are different from other investors’ or debtors’ interests.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. We cannot assure you that our disclosure controls and procedures over internal control of financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, particularly a material weakness in internal control over financial reporting, which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operation, financial condition or liquidity.

Natural disasters, terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems, security systems, vendors and customers, which could significantly impact our net sales, costs and expenses, and financial condition.

We have significant manufacturing and distribution facilities, particularly in the western United States, France and Switzerland. In particular, the western United States has experienced a number of earthquakes, wildfires, flooding, landslides and other natural disasters in recent years. The occurrences could damage or destroy our facilities which may result in interruptions to our business and losses that exceed our insurance coverage. Terrorist attacks, such as those that occurred on September 11, 2001, have contributed to economic instability in the United States, and further acts of terrorism, bioterrorism, violence or war could affect the markets in which we operate, our business operations, our expectations and other forward-looking statements contained or incorporated in this document. Any of these events could cause a decrease in our revenue, earnings and cash flows.

We may incur losses in future periods due to write-downs in the value of financial instruments.

We have positions in a variety of financial instruments including asset backed securities and other similar instruments. Financial markets are quite volatile and the markets for these securities can be illiquid. The value of these securities will continue to be impacted by external market factors including default rates, changes in the value of the underlying property, such as residential or commercial real estate, rating agency actions, the prices at which observable market transactions occur and the financial strength of various entities, such as financial guarantors who provide insurance for the securities. Should we need to convert these positions to cash, we may not be able to sell these instruments without significant losses due to current debtor financial conditions or other market considerations.

We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under our notes.

As of September 30, 2010 we and our subsidiaries have approximately $742.7 million of outstanding indebtedness. In addition, the indenture governing our notes permits us to incur additional debt provided we comply with the limitation on the incurrence of additional indebtedness and disqualified capital stock covenants contained in the indenture.

The following chart shows certain important credit statistics.

At September 30, 2010 (in millions)
Total debt	$742.7
Bio-Rad’s stockholders’ equity	$1,423.8
Debt to equity ratio	0.5

The incurrence of substantial amounts of debt may have important consequences. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal due under our debt, including the notes, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions; limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared with some of our competitors that have less debt; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

The indenture governing our notes and the terms of other debt instruments, including without limitation our credit facilities and other agreements we may enter in the future, contain or will contain covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

•	incur additional debt;

•	acquire other businesses or assets through merger or purchase;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	in the case of some of our subsidiaries, guarantee debt; and

•	declare or pay dividends, redeem stock or make other distributions to shareholders.

Our existing credit facility also requires that we meet certain financial tests and maintain certain financial ratios, including a maximum consolidated leverage ratio test and a minimum consolidated interest coverage ratio test.

Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If we were unable to repay debt to our senior secured lenders, these lenders could proceed against the collateral securing that debt. The collateral is substantially all of our personal property assets, the assets of our domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on our notes and repay the principal amount of the notes or may cause the future subsidiary guarantors, if any, to be unable to make payments under the guarantees.

Risks Related to the Notes

The notes are effectively subordinated, which may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Bio-Rad Laboratories, Inc. and not its subsidiaries. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

As a result of the foregoing, the notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including any subsidiaries that we may in the future acquire or establish.

Our ability to repay the notes and other debt depends in part on cash flow from our subsidiaries.

A significant portion of our sales are made outside of the United States. Our foreign subsidiaries generated 68% of our net sales in the nine months ended September 30, 2010, and held approximately 54% of our consolidated assets as of September 30, 2010. Consequently, we depend in part on distributions or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including with respect to the notes. Our subsidiaries are not obligated to make funds available to us for payment on the notes. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in their debt agreements;

•	covenants contained in other agreements to which our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law.

We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us and that these distributions and/or payments will be adequate to pay principal and interest on the notes when due. In addition, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of the subsidiaries’ creditors.

Our existing credit facility grants to the lenders security interests in the capital stock of certain of our subsidiaries. As a result, if an event of default occurs under our credit facility, the lenders would be able to exercise certain remedies with respect to that capital stock which would have the effect of giving the lenders control over those subsidiaries and their assets.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with all of our other existing and future unsecured, unsubordinated indebtedness. The indenture governing the notes will permit us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries securing such debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors.

We may still be able to incur substantially more indebtedness.

We may be able to incur substantially more indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes in cash at the purchase prices described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to repurchase properly tendered notes would constitute an event of default under the indenture governing the notes, which would, in turn, constitute a default under our existing credit agreement and certain of our other debt obligations and may constitute a default under agreements governing indebtedness incurred in the future. See “Description of Notes—Repurchase Upon a Change of Control Triggering Event.”

The Change of Control offer provisions of the notes may not protect holders of the notes in the case of certain corporate transactions involving us.

The provisions of the notes relating to a Change of Control Triggering Event may not protect you from certain important corporate transactions, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of Bio-Rad Laboratories, Inc. Even transactions involving a change in voting power or beneficial ownership of Bio-Rad Laboratories, Inc. may not involve a change that constitutes a Change of Control, as defined in the indenture governing the notes, and, if not, will not constitute a Change of Control Triggering Event that would trigger our obligation to offer to repurchase the notes. In addition, our obligation to offer to repurchase the notes is conditioned upon the occurrence of a Below Investment Grade Rating Event, as described in “Description of Notes—Repurchase Upon a Change of Control Triggering Event.” If events occur that do not constitute a Change of Control Triggering Event, we will not be required to make an offer to repurchase the notes, and you may be required to continue to hold your notes despite the occurrence of such events. See “Description of Notes—Repurchase Upon a Change of Control Triggering Event.”

The limited covenants in the notes and the indenture may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If traded after their initial issuance, the notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not plan to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time and without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon, among other facts, the number of holders of the notes, our results of operations and financial condition, the market for similar securities and the interest of securities dealers in making a market in the notes. An active or liquid trading market for the notes may not develop.

A downgrade of our credit ratings could adversely impact your investment in the notes.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements. In addition, actual or anticipated changes or downgrades in our credit ratings by one or more of the rating agencies so that the notes will no longer be considered to have investment grade ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes.

FORWARD-LOOKING STATEMENTS

Other than statements of historical fact, statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference include forward-looking statements, such as statements with respect to our future financial performance, operating results, plans and objectives that involve risk and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, actual results may differ materially from those currently anticipated depending on a variety of risk factors including among other things: changes in general domestic and worldwide economic conditions; our ability to successfully develop and market new products; our reliance on and access to necessary intellectual property; our ability to successfully integrate any acquired business; our substantial leverage and ability to service our debt; competition in and government regulation of the industries in which we operate; and the monetary policies of various countries. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date thereof. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise except as required by federal securities laws.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2010
Ratio of Earnings to Fixed Charges	3.2x	4.4x	3.8x	4.0x	4.0x	4.1x

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income before taxes and noncontrolling interests, noncontrolling interests in pre-tax (income) loss that have not incurred fixed charges, amortization of capitalized interest and fixed charges. “Fixed charges” consist of interest expense (including interest costs capitalized), amortization of debt premium/discount and expense and a portion of rental expense deemed to be representative of the interest factor.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $             after deducting estimated underwriting discounts and commissions and estimated transaction expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to redeem all $225.0 million of our outstanding 7.50% Senior Subordinated Notes due 2013 and all $200.0 million of our outstanding 6.125% Senior Subordinated Notes due 2014.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments, short-term debt and our consolidated capitalization at September 30, 2010, actual and as adjusted to give effect to this offering and our anticipated use of the net proceeds thereof, after deducting estimated underwriting discounts and commissions and estimated transaction expenses payable by us.

	September 30, 2010
	Actual	As Adjusted
	(in thousands, except share data) (unaudited)
Cash, cash equivalents and short-term investments	$738,000	$

Short-term debt:
Notes payable and current maturities of long-term debt	$9,161		$9,161

Long-term debt, net of current maturities:
Revolving credit facility	$—		$—
Notes offered hereby	—		425,000
7.5% Senior Subordinated Notes due 2013	225,000		—
6.125% Senior Subordinated Notes due 2014	200,000		—
8.00% Senior Subordinated Notes due 2016	295,498		295,498
Other long-term debt	13,076		13,076

Total long-term debt	733,574		733,574

Total debt	$742,735		$742,735

Stockholders’ equity:
Preferred stock	—		—
Class A common stock	2		2
Class B common stock	1		1
Additional paid-in capital	150,136		150,136
Retained earnings	1,113,779
Accumulated other comprehensive income	159,914		159,914

Total Bio-Rad stockholders’ equity	1,423,832
Noncontrolling interests	4,300		4,300

Total stockholders’ equity	1,428,132

Total capitalization	$2,170,867	$

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

On June 21, 2010, we entered into our existing credit facility with certain financial institutions (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Union Bank of California, N.A., as co-syndication agents, and Bank of America, N.A. and HSBC Bank USA, National Association, as co-documentation agents, which amended and restated our previous credit facility entered into on June 21, 2005. The following is a summary description of the principal terms of our existing credit facility and the other loan documents related thereto. We urge you to read the definitive documentation for a more complete understanding of our existing credit facility. You may request a copy of our existing credit facility at our address set forth in the section “Available Information.”

Structure. Our existing credit facility consists of a $200.0 million revolving facility, including up to $25.0 million of swingline loans and up to $50.0 million of letters of credit. We may increase borrowings under our existing credit facility by $100.0 million upon satisfaction of certain conditions.

We may use the revolving facility to fund our working capital requirements and other general corporate expenditures, including permitted acquisitions.

The revolving facility matures June 21, 2014. Loans under the revolving facility are available at any time during its four-year term in U.S. dollars or, subject to certain limitations, Euros, subject to various conditions precedent typical of bank loans.

Interest. Borrowings under our existing credit facility bear interest at a variable rate per annum equal (at our option) to (a) a reserve adjusted Eurodollar rate or (b) a base rate equal to the higher of (1) the administrative agent’s announced corporate base rate and (2) the Federal Funds effective rate plus 1/2 of 1% per annum plus, in each case, an applicable margin based on our financial performance and compliance with the terms of our existing credit facility.

Fees. We have agreed to pay certain fees with respect to our existing credit facility, including fees on the unused portion of the revolving loan commitments and on outstanding letters of credit, arrangement and other similar fees.

Security. Debt outstanding under our existing credit facility is secured by substantially all of our tangible and intangible personal property assets. The credit facility is also secured by:

•

the assets of our existing and future material domestic subsidiaries, which are defined to include any domestic subsidiary (other than a guarantor) with assets having a book value of $50.0 million or more, any group of domestic subsidiaries (other than guarantors) having combined assets with a book value of $100.0 million or more of any subsidiary that represents more than 10% of our consolidated assets or more than 10% of our consolidated net income; and

•	65% of the capital stock of foreign subsidiaries directly owned by us or any guarantor.

Covenants. Our existing credit facility contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

•	declare or pay dividends;

•	incur additional debt;

•	guarantee obligations of others;

•	engage in certain transactions with affiliates;

•	engage in mergers or consolidations;

•	sell, lease or dispose certain assets;

•	make certain investments;

•	create liens on assets;

•	prepay subordinated debt;

•	change the business conducted by us and our subsidiaries; or

•	enter into certain sale-leaseback transactions.

In addition, our existing credit facility requires us to comply with specified financial ratios and tests, including a maximum consolidated leverage ratio test and a minimum consolidated interest coverage ratio test.

Events of Default. Our existing credit facility contains customary events of default, including material inaccuracies of representations or warranties, non-payment of principal, interest or fees, violation of covenants, cross defaults to certain other indebtedness, certain events of bankruptcy or insolvency, material judgments against us and our subsidiaries, certain ERISA events or conditions which could reasonably be expected to have a material adverse effect on us, a change of control under certain circumstances set forth therein, and invalidity of any guarantee.

7.50% Senior Subordinated Notes due 2013

In August 2003, we sold $225.0 million principal amount of senior subordinated notes due 2013 (the “2013 Notes”). The 2013 Notes pay a fixed rate of interest of 7.50% per year. We have the option to redeem any or all of the 2013 Notes at various declining redemption prices or at 100% of the principal amount plus the “applicable premium” (as defined by the indenture governing the 2013 Notes) along with accrued and unpaid interest and certain other charges depending on the date redeemed. Our obligations under the 2013 Notes are not secured, rank equal in right of payment to our other senior subordinated notes and rank junior in right of payment to all of our existing and future senior debt, including the notes we are offering hereby. We intend to use a portion of the net proceeds from this offering to redeem all $225.0 million of our outstanding 2013 Notes.

6.125% Senior Subordinated Notes due 2014

In December 2004, we sold $200.0 million principal amount of senior subordinated notes due 2014 (the “2014 Notes”). The 2014 Notes pay a fixed rate of interest of 6.125% per year. We have the option to redeem any or all of the 2014 Notes at various declining redemption prices or at 100% of the principal amount plus the “applicable premium” (as defined by the indenture governing the 2014 Notes) along with accrued and unpaid interest and certain other charges depending on the date redeemed. Our obligations under the 2014 Notes are not secured, rank equal in right of payment to our other senior subordinated notes and rank junior in right of payment to all of our existing and future senior debt, including the notes we are offering hereby. We intend to use a portion of the net proceeds from this offering to redeem all $200.0 million of our outstanding 2014 Notes.

8.00% Senior Subordinated Notes due 2016

In May 2009, we sold $300.0 million principal amount of senior subordinated notes due 2016 (the “2016 Notes”). The 2016 Notes pay a fixed rate of interest of 8.00% per year. We have the option to redeem any or all of the 2016 Notes at various declining redemption prices or at 100% of the principal amount plus the “applicable premium” (as defined by the indenture governing the 2016 Notes) along with accrued and unpaid interest and certain other charges depending on the date redeemed. Our obligations under the 2016 Notes are not secured, rank equal in right of payment to our other senior subordinated notes and rank junior in right of payment to all of our existing and future senior debt, including the notes we are offering hereby.

DESCRIPTION OF NOTES

We will issue $425,000,000 aggregate principal amount of     % senior notes due 2020 (the “notes”). The notes will be issued under an indenture, to be entered into between Wilmington Trust FSB, as trustee, and us (the “base indenture”), as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “indenture”). The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture, a copy of which we have filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

For purposes of this description, references to “Bio-Rad,” “the Company,” “we,” “us” and “our” refer only to Bio-Rad Laboratories, Inc. and not to any of its current or future subsidiaries.

General

The notes will be limited initially to $425,000,000 aggregate principal amount, but we may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date, the public offering price and, if applicable, the first interest payment date) and ranking equally and ratably with the notes offered hereby. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of debt securities under the indenture.

The notes will be:

•	general unsecured obligations of ours;

•

effectively subordinated in right of payment to all existing and any future secured indebtedness of ours, including any indebtedness under the Credit Agreement (as defined below), to the extent of the value of the assets securing such indebtedness, and to all existing and any future liabilities of our subsidiaries, to the extent of the value of the assets of such subsidiaries;

•	equal in right of payment with all existing and any future unsecured, unsubordinated indebtedness of ours; and

•

senior in right of payment to all existing and any future subordinated indebtedness of ours, including our 7.50% senior subordinated notes due 2013, our 6.125% senior subordinated notes due 2014 and our 8.00% senior subordinated notes due 2016.

As of September 30, 2010, we and our subsidiaries had approximately $742.7 million in aggregate principal amount of indebtedness outstanding, $720.5 million of which was senior subordinated indebtedness and $12.2 million of which was secured indebtedness, and our subsidiaries had approximately $10.0 million in aggregate principal amount of indebtedness outstanding. As of September 30, 2010, after giving effect to this offering of the notes and the application of the net proceeds therefrom as intended, we would have had approximately $             million in aggregate principal amount of indebtedness outstanding, $295.5 million of which would have been senior subordinated indebtedness and $12.2 million of which would have been secured indebtedness.

The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with, or on behalf of, The Depository Trust Company (“DTC”).

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of June 21, 2010, by and among Bio-Rad, the lenders referred to therein, JPMorgan Chase Bank, N.A., as a lender and administrative agent, Wells Fargo Bank, N.A. and Union Bank of California, N.A., as co-syndication agents, and Bank of America, N.A. and HSBC Bank USA, National Association, as co-documentation agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time (regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise), including, without limitation, any agreement (a) extending or shortening the indebtedness incurred thereunder or contemplated thereby; (b) adding or deleting borrowers or guarantors thereunder; (c) increasing the amount of indebtedness incurred thereunder; or (d) otherwise altering the terms and conditions thereof.

We had no outstanding borrowings under the Credit Agreement as of September 30, 2010.

Principal and Interest

The notes will mature on                     , 2020. No sinking fund will be provided with respect to the notes.

Interest on the notes will accrue at a rate of     % per annum. We will pay interest on the notes from December     , 2010 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on                     and                      of each year, beginning                     , 2011 until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the notes are registered at the close of business on                      and                      (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or date of maturity of principal of the notes falls on a day that is not a business day, then payment of interest or principal may be made on the next succeeding business day with the same force and effect as if made on the nominal date of maturity, and no interest will accrue for the period after such nominal date.

Optional Redemption

We will have the right to redeem the notes in whole at any time or in part from time to time, at our option, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus                      basis points,

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (b) if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all of those quotations or (c) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, any other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer, as well as two other nationally recognized investment banking firms selected by us that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in full, as described above, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such holder’s notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, thereon, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the principal amount of notes or portions of notes being repurchased.

“Below Investment Grade Rating Event” means notes are rated below Investment Grade Rating by at least two of the three Rating Agencies on any date during the period commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Excluded Persons) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if we become a wholly owned subsidiary of a holding company and the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction;

(3) we consolidate with, or merge with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election (either by specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Excluded Persons” means (1) David Schwartz, Alice Schwartz, Norman D. Schwartz and Steven Schwartz, (2) any spouse, immediate family member, relative or lineal descendant of any person described in clause (1), (3) any trust in which any one or more of the persons described in clause (1) or (2) holds all of the beneficial interests, and (4) any affiliate of the persons described in clause (1) or (2).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Certain Covenants

Limitations on Liens

We will not, and will not permit any of our subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than permitted Liens described below) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of ours, any of our subsidiaries or any indebtedness of any other Person, unless we or such subsidiary also secure the notes on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes, prior or senior thereto, with the same relative priority as the notes will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured. The indenture will contain the following exceptions to the foregoing prohibition:

(a) Liens existing on the date when we first issue the notes pursuant to the indenture;

(b) Liens securing indebtedness under the Credit Agreement;

(c) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with us or any subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such subsidiary;

(d) Liens on property existing at the time of acquisition thereof by us or any subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such subsidiary;

(e) Liens to secure indebtedness incurred prior to, at the time of or within 12 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(f) Liens in favor of or required by contracts with governmental entities;

(g) Liens securing indebtedness of a subsidiary owing to us or to one or more of our subsidiaries;

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the extension, renewal or replacement Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i) any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:

•	the aggregate outstanding principal amount of all other indebtedness of the Company and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions, and

•	the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the foregoing restrictions absent this clause,

does not exceed the greater of (i) $300.0 million and (ii) 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, enter into any Sale and Leaseback Transaction unless:

•

we or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the notes) because such Lien would be of a character that no violation of the covenant described under “—Limitations on Liens” above would result; or

•

we apply, during the 270 days following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt or to the acquisition of property.

Merger, Consolidation or Sale of Assets

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, unless:

•

we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

•	immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

•

we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such transaction and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person will succeed to, and except in the case of a lease, be substituted for, us under the indenture and the notes.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “Change of Control,” permitting each holder to require us to repurchase the notes of such holder as described above.

Certain Other Covenants

The indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of the notes. The indenture will not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture do not afford holders of the notes protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of Certain Terms

The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Consolidated Net Tangible Assets” means the aggregate amount of the assets (less applicable reserves and other intangible assets) of ours and our subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet) of ours and our subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of ours and our subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Funded Debt” means our indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under GAAP and in each case ranking at least pari passu with the notes.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing net Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any subsidiary of any property, whether now owned or hereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between us and a subsidiary or between our subsidiaries and (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding under the indenture on the effective date of such Sale and Leaseback Transaction, compounded semi-annually.

Events of Default

“Events of Default” on the notes are any of the following:

•	Default in the payment of the principal or any premium on a note when due (whether at maturity, upon acceleration, redemption or otherwise).

•	Default in the payment of interest on a note within 30 days of its due date.

•	Failure by us to comply with the provisions described under the caption “—Repurchase Upon a Change of Control.”

•

Failure by us to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes.

•

Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of ours (or the payment of which is guaranteed by us), whether such indebtedness or guarantee now exists or is created after the issue date of the notes, if that default:

•

is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default under the indenture governing the notes caused by such default will be deemed likewise to be cured or waived.

•

Failure by us to pay or discharge any final judgment or order (to the extent any such judgment or order is not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $10 million which judgments are not paid, discharged or stayed for a period of 60 days.

•

Certain events in bankruptcy, insolvency or reorganization with respect to us or any significant subsidiary of ours (or any subsidiaries of ours that together would constitute a significant subsidiary). “significant subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

The indenture provides that the trustee may withhold notice to the holders of the notes of any default if the trustee considers it in the interest of such holders to do so, provided, that the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the notes or in the making of any sinking fund installment or analogous obligation with respect to the notes.

Remedies If an Event of Default Occurs

The indenture provides that if an Event of Default has occurred with respect to the notes and has not been cured, the trustee or the holders of 25% in principal amount of the notes may declare the entire principal amount of the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us or any significant subsidiary of ours (or any subsidiaries of ours that together would constitute a significant subsidiary), the principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the notes if certain conditions are satisfied.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity is provided, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of 25% in principal amount of the notes must make a written request that the trustee take action because of the Event of Default, and must offer indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

Modification and Waiver

There are three types of changes we can make to the indenture and the notes.

Changes Requiring Your Approval. First, there are changes that cannot be made to your notes without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a note;

•	impair your right to sue for the enforcement of any payment on or with respect to the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to modify or amend the indenture or the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

except as otherwise permitted under the covenant described under the caption “Certain Covenants — Merger, Consolidation or Sale of Assets,” consent to the assignment or transfer by us of any of our rights or obligations under the indenture; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the notes. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect the notes, even if they affect other debt securities issued under the base indenture. In those cases, we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring a Majority Vote. Any other change to the indenture and the notes would require the following approval:

•	If the change affects only the notes, it must be approved by the holders of not less than a majority in principal amount of the notes.

•

If the change affects the notes as well as the debt securities of one or more other series issued under the base indenture, it must be approved by the holders of not less than a majority in principal amount of the notes and of each other series of debt securities affected by the change.

In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting

The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture.

Defeasance

The following discussion of full defeasance and discharge will apply to the notes.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes (called “full defeasance”) if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes on their various due dates.

•

There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the notes will remain. These include our obligations:

•	to register the transfer and exchange of notes;

•	to replace mutilated, destroyed, lost or stolen notes;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the notes. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•

(a) Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture, or (b) the notes outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such notes outstanding under the indenture; and

•	Our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

Wilmington Trust FSB, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Payment and Transfer

We will issue the notes only as registered securities, which means that the name of the holder will be entered in a register, which will be kept by the trustee or another agent of ours. We have initially designated the trustee as our paying agent and registrar. We will make principal and interest payments at the principal corporate office of the trustee, or by mailing a check to you at the address we have for you in the register.

If you are a holder of certificated notes, you will also be able to transfer or exchange notes at the office referenced above, in accordance with the terms of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. Neither we nor the trustee will impose any service charge for any transfer or exchange of a note; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

If the notes are redeemable and we redeem less than all of the notes, we may block the transfer or exchange of notes during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of notes selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Book-Entry System

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme,

Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of the Company, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•	The DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.)

•

Access to the DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of beneficial interests in a global note will be shown on, and the transfers of ownership will be effected only through, records maintained by DTC (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners).

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued thereunder (the “Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (generally, the first price at which a substantial amount of the notes are sold to the public for cash) and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. As used herein, “U.S. Holder” means a beneficial owner of the notes who is for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Repurchase Upon a Change of Control Triggering Event”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—U.S. Holders—Sale or Other Taxable Disposition of Notes.” Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, currently are subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on the notes or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder has failed properly to report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they provide certain information to the IRS in a timely manner.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of the notes who is not a U.S. Holder. Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•

such Non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides us or our agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided that the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% (or, if applicable, a lower treaty rate).

Sale or Other Taxable Disposition of Notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to U.S. federal income tax (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in “—Non-U.S. Holders—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

In certain circumstances (see “—U.S. Holders—Additional Payments”), we may be obligated to pay amounts in excess of stated interest and the principal amount of the notes. We intend to treat any such amounts paid to a Non-U.S. Holder pursuant to an optional redemption or a repurchase upon a change of control as additional amounts paid for the notes, subject to the rules discussed in the two preceding paragraphs.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to payments that we make to the Non-U.S. Holder, provided that we do not have actual knowledge or reason to know that such holder is a U.S. person within the meaning of the Code, and the holder has given us the statement described above under “—Non-U.S. Holders—Payments of Interest.” In addition, a Non-U.S. Holder will not be subject to information reporting or backup withholding with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a U.S. person or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December     , 2010, we have agreed to sell to the underwriters named below the following respective principal amounts of the notes:

Underwriter	Principal Amount
Credit Suisse Securities (USA) LLC	$
Goldman, Sachs & Co.	$

Total		$425,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount of the note. The underwriters and selling group members may allow a discount of     % of the principal amount of the note on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $            . The underwriters have agreed to make a payment to us of $            , as reimbursement for certain of our expenses in connection with the offering.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters or their affiliates have provided financial advisory and investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to

Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Bio-Rad Laboratories, Inc. and its subsidiaries as of December 31, 2008 and for each of the two years ended December 31, 2008 and the financial statement schedule, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the retrospective adoption of new accounting standards in 2009 and an unqualified opinion on the financial statement schedule. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Securities and Exchange Commission at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (http://www.sec.gov). Our filings with the Securities and Exchange Commission and other information about us may also be obtained from our web site at www.bio-rad.com, although the information on our web site does not constitute a part of this prospectus supplement or the accompanying prospectus, and we are not incorporating such information into this prospectus supplement or the accompanying prospectus.

As described in the accompanying prospectus under the caption “Incorporation by Reference,” we have incorporated by reference into this prospectus supplement and the accompanying prospectus specified documents that we have filed or may file with the Securities and Exchange Commission under the Exchange Act.

PROSPECTUS

BIO-RAD LABORATORIES, INC.

Debt Securities

We may offer and sell the debt securities in any combination from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer.

Each time we sell debt securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may sell the debt securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” on page 1 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2010.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

i

BIO-RAD LABORATORIES, INC.

We are a multinational manufacturer and worldwide distributor of our own life science research and clinical diagnostics products. Our business is organized into two primary segments, Life Science and Clinical Diagnostics, with the mission to provide customers with specialized tools needed for biological research and clinical diagnostics. We sell more than 8,000 products and services to a diverse client base comprised of scientific research, healthcare, education and government customers worldwide. We manufacture for and supply our customers with a range of reagents, apparatus and equipment to separate complex chemical and biological materials and to identify, analyze and purify components.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us” or “our” mean Bio-Rad Laboratories, Inc. and our subsidiaries. Our principal executive offices are located at 1000 Alfred Nobel Drive, Hercules, California 94547 and our telephone number is (510) 724-7000.

RISK FACTORS

Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the accompanying prospectus supplement, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and the accompanying prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we may from time to time sell the debt securities described in this prospectus in one or more offerings. This prospectus provides a general description of the debt securities we may offer.

Each time we offer any of the debt securities described in this prospectus, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the debt securities we are then offering and the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus, the applicable prospectus supplement and in any related free writing prospectus that we authorize to be delivered to you, together with the documents we have incorporated by reference in this prospectus and the applicable prospectus supplement, in making your investment decision. You should also read and consider the information contained in the documents identified in “Available Information” in this prospectus.

FORWARD-LOOKING STATEMENTS

Other than statements of historical fact, statements made in this prospectus and the documents incorporated by reference include forward-looking statements, such as statements with respect to our future financial performance, operating results, plans and objectives that involve risk and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, actual results may differ materially from those currently anticipated depending on a variety of risk factors including among other things: changes in general domestic and worldwide economic conditions; our ability to successfully develop and market new products; our reliance on and access to necessary intellectual property; our ability to successfully integrate any acquired business; our substantial leverage and ability to service our debt; competition in and government regulation of the industries in which we operate; and the monetary policies of various countries. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date thereof. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise except as required by federal securities laws.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Securities and Exchange Commission at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (http://www.sec.gov). Our filings with the Securities and Exchange Commission and other information about us may also be obtained from our web site at www.bio-rad.com, although the information on our web site does not constitute a part of this prospectus or the accompanying prospectus supplement, and we are not incorporating such information into this prospectus or the accompanying prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the debt securities we may offer under this prospectus. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to or incorporated by reference in the registration statement, each statement being qualified in all respects by that reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or in the accompanying prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2010 Annual Meeting of Stockholders;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010;

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2010;

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2010; and

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2010.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until we have terminated the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the Securities and Exchange Commission). Information included or incorporated by reference in this prospectus and the accompanying prospectus supplement shall be deemed automatically updated and superseded if information contained in any document we subsequently file with the Securities and Exchange Commission modifies or replaces the information included or incorporated by reference in this prospectus or in the accompanying prospectus supplement.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus and the accompanying prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus and the accompanying prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Bio-Rad Laboratories, Inc., Attention: Investor Relations, 1000 Alfred Nobel Drive, Hercules, California 94547 (telephone (510) 724-7000).

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,					Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
Ratio of Earnings to Fixed Charges	3.2x	4.4x	3.8x	4.0x	4.0x	4.1x

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income before taxes and noncontrolling interests, noncontrolling interests in pre-tax (income) loss that have not incurred fixed charges, amortization of capitalized interest and fixed charges. “Fixed charges” consist of interest expense (including interest costs capitalized), amortization of debt premium/discount and expense and a portion of rental expense deemed to be representative of the interest factor.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for working capital and general corporate purposes, which may include acquisitions. As part of our overall business strategy, we pursue acquisitions of and investments in complementary companies, products and technologies.

DESCRIPTION OF DEBT SECURITIES

We may issue from time to time, in one or more offerings, debt securities. We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The terms of the offering of debt securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

PLAN OF DISTRIBUTION

We may sell the debt securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California.

In connection with particular offerings of the debt securities in the future, the validity of those securities may be passed upon for us by Latham & Watkins LLP, Menlo Park, California or such other counsel as may be specified in a prospectus supplement. Any underwriters will be advised about issues relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements of Bio-Rad Laboratories, Inc. and its subsidiaries as of December 31, 2008 and for each of the two years ended December 31, 2008 and the financial statement schedule, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the retrospective adoption of new accounting standards in 2009 and an unqualified opinion on the financial statement schedule. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.